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                                                                     EXHIBIT 3.1



           CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND RIGHTS
                                       OF
                            SERIES C PREFERRED STOCK
                                       OF
                           WORLD COMMERCE ONLINE, INC.

         World Commerce Online, Inc., a Delaware corporation (the
"CORPORATION"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         That, pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation (or an amendment thereto) of the Corporation, the Board of Directors by unanimous written consent executed on August 4, 2000, duly adopted the following resolution providing for the issuance of a series of NINETY ONE THOUSAND EIGHT HUNDRED TWO (91,802) shares of Preferred Stock, par value $0.001 per share, each to be designated "Series C Preferred Stock":

         RESOLVED, that, pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation shall be designated Series C Preferred Stock which shall consist of NINETY ONE THOUSAND EIGHT HUNDRED TWO (91,802) shares, par value of one-tenth of one cent ($0.001) per share, and each share shall have the following voting powers, dividend rights, rights of redemption, conversion features and other powers, preferences and rights:

SECTION 1. DIVIDENDS.

         When and if the Corporation declares or pays a dividend upon the Common Stock, the Corporation shall pay to the holders of the Corporation's Series C Preferred Stock (the "SERIES C PREFERRED") such dividend which would have been paid on the shares of Conversion Stock had such Series C Preferred been converted immediately prior to the date on which a record is taken for such dividend.

SECTION 2. LIQUIDATION.

         Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Preferred Stock shall be entitled to be paid, pari passu and before any distribution or payment is made upon any other capital stock of the Corporation, an amount in cash equal to the aggregate Liquidation Value of all shares of Preferred Stock held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Preferred Stock shall not be entitled


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to any further payment, except as set forth below. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed ratably among such holders based on the Liquidation Value (plus all accrued and unpaid dividends) of Preferred Stock held by each such holder and the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Preferred Stock held by all such holders. Not less than sixty (60) days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series C Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Series C Preferred and each share of Common Stock in connection with such liquidation, dissolution or winding up. In addition to and after payment in full of all other amounts payable to the holders of the Series C Preferred under this
Section 2, upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), the holders of the Series C Preferred shall be entitled to participate on an as if converted basis with the holders of Common Stock as a single class in the distribution of assets of the Corporation with respect to the Common Stock.

SECTION 3. REDEMPTIONS.

         3.1A. REDEMPTION PAYMENTS. For each share of Series C Preferred which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share) an amount in cash equal to the Liquidation Value of such share (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of shares of Series C Preferred on any Redemption Date are insufficient to redeem the total number of shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares of Series C Preferred ratably among the holders of the shares of Series C Preferred to be redeemed based upon the Liquidation Value of such shares held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series C Preferred, such funds shall immediately be used to redeem the balance of the shares of Series C Preferred which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed. Prior to any redemption of Series C Preferred, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the shares which are to be redeemed, but only to the extent of funds of the Corporation legally available for the payment of dividends.

         3.1B. DETERMINATION OF THE NUMBER OF EACH HOLDER'S SHARES TO BE REDEEMED. Except as otherwise provided herein, the number of shares of Series C Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of shares determined by multiplying the total number of shares of Series C Preferred to be redeemed times a fraction, the numerator of which shall be the total number of shares of Series C Preferred then held by such holder and the denominator of which shall be the total number of Series C Preferred Shares then outstanding.



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         3.1C. DIVIDENDS AFTER REDEMPTION DATE. No share of Series C Preferred shall be entitled to any dividends accruing after the date on which the Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is paid to the holder of such share. On such date, all rights of the holder of such share of Series C Preferred shall cease, and such share shall no longer be deemed to be issued and outstanding.

         3.1D. REDEEMED OR OTHERWISE ACQUIRED SHARES. Any shares of Series C Preferred which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

         3.1E. REDEMPTIONS UPON REQUEST. At any time after June 30, 2003, the holders of a majority of the outstanding Series C Preferred may request redemption of all of their shares of Series C Preferred by delivering written notice of such request to the Corporation. Within five (5) days after receipt of such request, the Corporation shall give written notice of such request to all other holders of Series C Preferred, and such other holders may request redemption of their shares of Series C Preferred by delivering written notice to the Corporation within ten (10) days after receipt of the Corporation's notice. The Corporation shall be required to redeem all shares share of Series C Preferred with respect to which such redemption requests have been made at a price per share equal to the Liquidation Value thereof within twenty (20) days after receipt of the initial redemption request.

SECTION 4. VOTING RIGHTS.

         The holders of the Series C Preferred shall be entitled to notice of all stockholders meetings in accordance with the Corporation's bylaws, and except in the election of directors and as otherwise required by applicable law, the holders of the Series C Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each share of Series C Preferred entitled to one vote for each share of Common Stock issuable upon conversion of the Series C Preferred as of the record date for such vote or, if no record date is specified, as of the date of such vote.

SECTION 5.  CONVERSION.

         5.1A. CONVERSION PROCEDURE.

               (i) At any time and from time to time, any holder of Series C Preferred may convert all or any portion of the Series C Preferred held by such holder into a number of shares of Conversion Stock computed by multiplying the number of shares of Series C Preferred to be converted by $64.40 and dividing the result by the Conversion Price then in effect.

               (ii) Except as otherwise provided herein, each conversion of Series C Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series C Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been



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effected, the rights of the holder of the Shares converted as a holder of Series
C Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

               (iii) Notwithstanding any other provision hereof, if a conversion of Series C Preferred is to be made in connection with a Public Offering or other transaction affecting the Corporation, the conversion of any shares of Series C Preferred may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

               (iv) As soon as possible after a conversion has been effected, the Corporation shall deliver to the converting holder:

                    (a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

                    (b) a certificate representing any shares of Series C Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

               (v) The issuance of certificates for shares of Conversion Stock upon conversion of Series C Preferred shall be made without charge to the holders of such Series C Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each share of Series C Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

               (vi) The Corporation shall not close its books against the transfer of Series C Preferred or of Conversion Stock issued or issuable upon conversion of Series C Preferred in any manner which interferes with the timely conversion of Series C Preferred. The Corporation shall assist and cooperate with any holder of shares of Series C Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series C Preferred hereunder (including, without limitation, making any filings required to be made by the Corporation).

               (vii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series C Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series C Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to



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assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series C Preferred.

               (viii) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Series C Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

               (ix) If the shares of Conversion Stock issuable by reason of conversion of Series C Preferred are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder's option, upon surrender of the shares to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

               (x) The conversion rights of any share of Series C Preferred subject to redemption hereunder shall terminate on the Redemption Date for such share unless the Corporation has failed to pay to the holder thereof the Liquidation Value of such share (plus all accrued and unpaid dividends thereon and any premium payable with respect thereto).

         5.1B. CONVERSION PRICE.

               (i) The initial Conversion Price shall be $6.44. In order to prevent dilution of the conversion rights granted under this Section 5, the Conversion Price shall be subject to adjustment from time to time pursuant to this paragraph 5.1B.

               (ii) If and whenever on or after the Date of Issuance the Corporation issues or sells, or in accordance with paragraph 5.1C is deemed to have issued or sold, any share of Common Stock (the "DILUTIVE SECURITIES") for a consideration per share less than $4.00 (the "DILUTIVE TRIGGER PRICE"), then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to an amount equal to the Dilutive Trigger Price multiplied by a fraction (i) the numerator of which is the sum of (A) the total number of shares of Common Stock issued and outstanding (treating the Preferred Stock on an as converted to Common Stock basis) plus (B) the number of Dilutive Securities that can be purchased at the Dilutive Trigger Price for the total consideration received for the issuance of the Dilutive Securities and (ii) the denominator of which is the sum of (A) the total number of shares of Common Stock issued and outstanding



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(treating the Preferred Stock on an as converted to Common Stock basis) plus (B)
the number of Dilutive Securities issued or deemed issued in the new issuance.

               (iii) Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price hereunder with respect to the issuance of shares of Common Stock in connection with: (a) Convertible Securities or Options issued and outstanding as of the Date of Issuance; or (b) the exercise of options granted pursuant to the Corporation's 1999 Stock Option Plan, as amended.

         5.1C. EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS: DEEMED ISSUANCES. For purposes of determining the adjusted Conversion Price under paragraph 5.1B, the following shall be applicable:

               (i) ISSUANCE OF RIGHTS OR OPTIONS. If the Corporation in any manner grants or sells any Option and the lowest price per share for which any one share of Common Stock is issuable upon the exercise of any such Option, or upon conversion or exchange of any Convertible Security issuable upon exercise of any such Option, is less than the Dilutive Trigger Price in effect immediately prior to the time of the granting or sale of such Option, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this paragraph, the "lowest price per share for which any one share of Common Stock is issuable" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or such Convertible Security upon the exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Security.

               (ii) ISSUANCE OF CONVERTIBLE SECURITIES. If the Corporation in any manner issues or sells any Convertible Security and the lowest price per share for which any one share of Common Stock is issuable upon conversion or exchange thereof is less than the Dilutive Trigger Price in effect immediately prior to the time of such issue or sale, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "lowest price per share for which any one share of Common Stock is issuable" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of any Convertible Security, and if any such issue or sale of such Convertible Security is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this
Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.



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               (iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. If the purchase price provided for in any Option, the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Security or the rate at which any Convertible Security is convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted immediately to the Conversion Price which would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment of the Conversion Price would result in an increase in the Conversion Price then in effect, such adjustment shall not be effective until thirty (30) days after written notice thereof has been given to all holders of the Series C Preferred, and provided further that, if such adjustment would result in an increase in the Conversion Price, such adjustment shall only be effective if no shares of Common Stock had theretofore been issued with respect to such Options or Convertible Securities. For purposes of paragraph 5.1C, if the terms of any Option or Convertible Security which was outstanding as of the Date of Issuance are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.

               (iv) CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of the outstanding Series C Preferred. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Series C Preferred. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

               (v) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.



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               (vi) RECORD DATE. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them: (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities; or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be

         5.1D. SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision and the Dilutive Trigger Price shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination and the Dilutive Trigger Price shall be proportionately increased.

         5.1E. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "ORGANIC CHANGE". Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series C Preferred then outstanding) to insure that each of the holders of Series C Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series C Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series C Preferred immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series C Preferred then outstanding) to insure that the provisions of this Section 5 and Sections 6 and 7 hereof shall thereafter be applicable to the Series C Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series C Preferred, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series C Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.



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         5.1F. NOTICES.

               (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series C Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

               (ii) The Corporation shall give written notice to all holders of Series C Preferred at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record: (a) with respect to any dividend or distribution upon Common Stock; (b) with respect to any pro rata subscription offer to holders of Common Stock; or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

               (iii) The Corporation shall also give written notice to the holders of Series C Preferred at least twenty (20) days prior to the date on which any Organic Change shall take place.

         5.1G. MANDATORY CONVERSION. The Corporation may at any time require the conversion of all of the outstanding Series C Preferred if the Corporation is at such time effecting a firm commitment underwritten Public Offering of shares of its Common Stock in which: (i) the aggregate price paid by the public for the shares shall be at least $15,000,000; and (ii) the price per share paid by the public for such shares shall be at least three hundred percent (300%) of the Dilutive Trigger Price ("Qualified Public Offering"). Any such mandatory conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such Public Offering and upon written notice of such mandatory conversion delivered to all holders of Series C Preferred at least seven (7) days prior to such closing.

SECTION 6. LIQUIDATING DIVIDENDS.

         If the Corporation declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a "LIQUIDATING DIVIDEND"), then the Corporation shall pay to the holders of Series C Preferred at the time of payment thereof the Liquidating Dividends which would have been paid on the shares of Conversion Stock had such Series C Preferred been converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.



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SECTION 7. PURCHASE RIGHTS.

         If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then each holder of Series C Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Series C Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

SECTION 8. PREEMPTIVE RIGHTS.

         8.1A. PRO RATA RIGHTS. Except for the issuance of Stock or any securities containing options or rights to acquire any shares of Stock: (a) to employees, consultants, officers, or directors of the Corporation or an affiliate thereof pursuant to arrangements approved by the Board of Directors;
(b) in connection with acquisitions approved by the Board of Directors; (c) in connection with financing transactions approved by the Board of Directors; or
(d) pursuant to a Public Offering, if the Corporation at any time after the Date of Issuance and prior to the consummation of the earlier of a Sale of the Corporation or Qualified Public Offering authorizes the issuance or sale of any shares of any class of capital stock or Convertible Securities (other than as a dividend or distribution on outstanding shares of capital stock), then the Corporation shall first offer to sell to each holder of Series C Preferred a portion of such capital stock or Convertible Securities equal to the quotient determined by dividing (1) the number of shares of Common Stock held by such holder, assuming the conversion of all shares of Preferred Stock by (2) the total number of shares of Common Stock outstanding immediately before such issuance assuming the conversion of all shares of Preferred Stock. Each holder of Series C Preferred shall be entitled to purchase all or any portion of such capital stock or Convertible Securities at the most favorable price and on the most favorable terms as such capital stock or Convertible Securities are to be offered to any other Person.

         8.1B. NOTICES. In order to exercise its purchase rights hereunder, a holder of Series C Preferred must within fifteen (15) days after receipt of written notice from the Corporation describing in reasonable detail the stock or securities being offered, the purchase price thereof, the payment terms, and such holder's percentage allotment deliver a written notice to the Corporation describing its election hereunder.

         8.1C. TERMS OF SALE TO OTHER PURCHASERS. Upon the expiration of the offering periods described above, the Corporation shall be entitled to sell such stock or securities which the holders of Series C Preferred have not elected to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to such holders.



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         8.1D. LIMITATIONS. Nothing contained in this Section 8 shall be deemed to amend, modify, or limit in any way the restrictions on the issuance of shares of stock set forth in the Certificate of Incorporation, or in any other agreement to which the Corporation is bound.

SECTION 9. REGISTRATION OF TRANSFER.

         The Corporation shall keep at its principal office a register for the registration of Series C Preferred. Upon the surrender of any certificate representing Series C Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series C Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series C Preferred represented by the surrendered certificate.

SECTION 10. REPLACEMENT.

         Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series C Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series C Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

SECTION 11. DEFINITIONS.

         "COMMON STOCK" means, collectively, the Corporation's Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

         "CONVERSION STOCK" means shares of the Corporation's Common Stock, par value $0.001 per share; provided that if there is a change such that the securities issuable upon conversion of the Series C Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series C Preferred if such security is issuable in shares, or



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

shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

         "CONVERTIBLE SECURITIES" means any capital stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

         "DATE OF ISSUANCE" is the date on which the Corporation initially issues any share of Series C Preferred regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

         "LIQUIDATION VALUE" of any Share of Series C Preferred as of any particular date shall be equal to $64.40 (as equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations).

         "LIQUIDATION VALUE" of any share of Series A Preferred as of any particular date shall be equal to $2.00 (as equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations).

         "LIQUIDATION VALUE" of any Share of Series B Preferred as of any particular date shall be equal to $4.00 (as equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations).

         "MARKET PRICE" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day as of which "Market Price" is being determined and the twenty (20) consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Series C Preferred. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Series C Preferred. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

         "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.



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

         "OTHER SECURITIES" means any capital stock or other equity securities of the Corporation, except for the Preferred Stock.

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "PREFERRED STOCK" means all issued and outstanding shares of the Corporation's designated Series A, Series B and Series C Preferred Stock.

         "PUBLIC OFFERING" means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

         "REDEMPTION DATE" as to any share of Series C Preferred means the date specified in the notice of any redemption at the holder's option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such share is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

         "SALE OF THE CORPORATION" means: (i) any sale, transfer, or issuance or series of sales, transfers, and/or issuances of capital stock of the Corporation by the Corporation or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act), other than the holders of Common Stock and Preferred Stock as of the Date of Issuance, owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Board of Directors; and (ii) any sale or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries in any transaction or series of transactions (other than sales in the ordinary course of business).

         "STOCK"  means the Corporation's Preferred Stock and Common Stock.

         "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.



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SECTION 12. AMENDMENT AND WAIVER.

         No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 12 hereof without the prior written consent of the holders of a majority of the Series C Preferred outstanding at the time such action is taken and no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of a majority of the Series C Preferred then outstanding.

SECTION 13. NOTICES.

         Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and
(ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

         IN WITNESS WHEREOF, World Commerce Online, Inc. has caused this Certificate of Designations to be signed by its duly authorized officer this 4th day of August, 2000.



                                    By: /s/ Robert Shaw
                                        ----------------------------------------
                                            Robert Shaw,
                                            Chairman of the Board
                                            Chief Executive Officer








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